Exhibit 10.3

AMENDMENT NO. 2 TO CHANGE IN CONTROL AGREEMENT

THIS  AMENDMENT NO. 2 TO CHANGE IN CONTROL AGREEMENT  (this “Second Amendment”), effective as of October 28, 2015 (the “Effective Date”) is  entered into by and among Sunstone Hotel Investors, Inc., a Maryland corporation (the “Company”), and Bryan A. Giglia  (the “Executive”).

WHEREAS, the Executive and the Company are parties to that certain Change in Control Agreement dated March 5, 2012 (as amended by that certain Amendment No. 1 to Change in Control Agreement dated February 13, 2015, the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to modify certain payments due to the Executive in the event of either termination of the Executive by the Company without Cause and for termination by the Executive for Good Reason in connection with a Change in Control.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Termination of Employment

Section 2(a)(i) of the Agreement shall be deleted in its entirety and replaced with the following:

“(i)The Executive shall be paid, in two lump sum payments: (A) the Executive’s earned but unpaid base salary and accrued but unpaid vacation pay through the Date of Termination (as defined below) and any annual cash bonus for any fiscal year of the Company that ends on or before the Date of Termination to the extent not previously paid, plus an amount equal to a pro rata share of the annual cash bonus amount between the target and high levels (to be determined in the sole discretion of the Board) determined by multiplying the Board-selected annual cash bonus amount by a fraction the numerator of which is the number of days elapsed in the year through the Date of Termination and the denominator of which is 365  (the “Accrued Obligations”), and (B) subject to and conditioned upon compliance with the release requirements described below, an amount (the “Severance Amount”) equal to two (2) times the sum of (x) the base salary in effect on the Date of Termination (without giving effect to any reduction that would constitute Good Reason) plus (y) the Bonus Severance Amount (as defined below) in effect on the Date of Termination. For purposes hereof, the “Bonus Severance Amount” shall equal the greater of the Executive’s target annual cash bonus for the year in which the Date of Termination takes place or the actual annual cash bonus that the Executive earned in the calendar year immediately prior to the year in which the

Date of Termination occurs. The Accrued Obligations shall be paid when due under California law and the Severance Amount shall be paid (if payable) in a lump sum on the Company’s first regularly scheduled payroll date occurring on or after the thirtieth day following the Date of Termination.”

2.    Effect on the Agreement. The terms of the Agreement not modified by this Second Amendment will remain in force and are not affected by this Second Amendment.

3.    Miscellaneous. This Second Amendment will be governed and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. Capitalized terms used but not defined in this Second Amendment shall have the meanings ascribed to them in the Agreement.

[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.

Sunstone Hotel Investors, Inc.

By:/s/ John V. Arabia

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Name: John V. Arabia

Title:  President and CEO

Executive

By:/s/ Bryan A. Giglia

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Name: Bryan A. Giglia